EXHIBIT 99.1
Company Press Release

STARTEC GLOBAL COMMUNICATIONS CORPORATION ANNOUNCES
12 ADDITIONAL INTERNATIONAL AGREEMENTS

Contact:       Prabhav V. Maniyar
               Chief Financial Officer
               (301) 365 - 8959

Bethesda, MD (June 4, 1998) --- Startec Global Communications Corporation (NASDAQ: STGC) announced that it has signed 12 additional international agreements since its initial public offering in October 1997, bringing the total number of international operating and interconnection agreements to 19. These agreements will help maximize and diversify the Company's termination options, and provide direct connections with developing regions of the world. In conjunction with the Company's planned deployment of facilities in the U.S., Canada, and Europe, Startec Global's addressable market will increase from $1 billion to $20 billion in international long distance revenues. This market, consisting of traffic originating in the U.S., Canada, and Western Europe and terminating in newly emerging economies, is predicted to increase to approximately $41 billion in 2001.

"These agreements are part of Startec Global's aggressive plan to develop termination options in countries that are home to the ethnic niche markets that the Company serves in the United States," said Ram Mukunda, Chief Executive Officer of Startec Global. "Once we have completed our international expansion, our revenue base will consist of markets throughout the U.S., Canada, and Western Europe. These markets will consist of callers who primarily call to the developing world."

The operating and interconnection agreements provide Startec
Global with strong regional coverage in key parts of the developing world: Southeast Asia, the Middle East, Sub-Saharan
Africa, as well as Russia.

"Traffic volumes in the developing world are expected to increase due to a variety of factors," said Anthony Das, Vice President for Corporate and International Affairs. "The increase in teledensity, or the number of telephone lines in place, is expected to lead to a dramatic rise in the volume of telephone traffic. As the telephone monopolies in these countries deregulate, there are numerous opportunities for emerging carriers. These agreements provide Startec with significant first-mover advantages."

Startec Global Communications Corporation is a facilities-based international long distance carrier, which markets its services to select ethnic U.S. residential communities. The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination agreements, allowing the Company to terminate traffic worldwide.

Except for the historical information contained herein, this release contains forward-looking statements which are based on current expectations and which may differ materially from actual results. These forward-looking statements fall within the scope of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Forward-looking statements include, but are not limited to, those statements regarding management's plans, marketing strategy, targets and strategy for future expansion, and future fiscal performance. The Company's actual results could differ materially from those anticipated by the forward-looking statements as a result of certain factors such as, change in market conditions, government regulation, technology, the international telecommunications industry, and the global economy; availability of transmission facilities; management of rapid growth; entry into new and developing markkets; competition; customer concentration and attrition; and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC's filings, including the prospectus relating to Company's initial public offering (SEC File. No. 333-32753), Annual Report on Form 10-K for the year ended December 31, 1997, and Quarterly Report on Form 10-Q for the three months ended March 31, 1998.